Exhibit 4.2

ALPHA NATURAL RESOURCES, INC.

and

UNION BANK, N.A.

as Trustee

SUPPLEMENTAL INDENTURE NO. 4

Dated as of May 13, 2013

to

INDENTURE

Dated as of June 1, 2011

3.75% Convertible Senior Notes due 2017

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Page
EXHIBITS

Exhibit A	FORM OF NOTE	Ex A-1

Exhibit B	GLOBAL NOTE LEGEND	Ex B-1

SCHEDULES

Schedule A	ADDITIONAL SHARES	Sch A-1

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SUPPLEMENTAL INDENTURE NO. 4 (the “Supplemental Indenture”), dated as of May 13, 2013, among Alpha Natural Resources, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined below) and Union Bank, N.A., a national banking association, as Trustee.

WITNESSETH THAT:

WHEREAS, the Issuer and the Trustee have executed and delivered a base indenture, dated as of June 1, 2011 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture,” and as supplemented by this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Issuer’s senior debt securities to be issued from time to time in one or more series; and

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer desires to provide for the establishment of (a) a series of Securities designated the 3.75% Convertible Senior Notes due 2017 in an aggregate principal amount of up to $345,000,000 (the “Initial Notes”) and (b) any Additional Notes (as defined herein) that may be issued (all such securities in clauses (a) and (b) being referred to collectively as the “Notes”), the form and substance of each of the Notes and terms, provisions and conditions thereof to be set forth as provided in the Supplemental Indenture:

NOW, THEREFORE:

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

As used in this Supplemental Indenture, the following terms shall have the meanings specified below. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Base Indenture.

“6.00% Senior Notes” means the series of $800,000,000 6.00% senior notes due 2019 issued by the Issuer under that certain supplemental indenture no. 1, dated as of June 1, 2011, to the Base Indenture, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the 6.00% Senior Notes, including any such replacement, refunding or refinancing that increases the indebtedness thereunder or alters the maturity thereof or adds Subsidiaries as additional guarantors thereunder and whether by the same or any other group of investors.

“6.25% Senior Notes” means the series of $700,000,000 6.25% senior notes due 2021 issued by the Issuer under that certain supplemental indenture no. 1, dated as of June 1, 2011, to the Base Indenture, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the 6.25% Senior Notes, including any such replacement, refunding or refinancing that increases the indebtedness thereunder or alters the maturity thereof or adds Subsidiaries as additional guarantors thereunder and whether by the same or any other group of investors.

“9.75% Senior Notes” means the series of $500,000,000 9.75% senior notes due 2018 issued by the Issuer under that certain supplemental indenture no. 3, dated as of October 11, 2012, to the Base Indenture, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the 9.75% Senior Notes, including any such replacement, refunding or refinancing that increases the indebtedness thereunder or alters the maturity thereof or adds Subsidiaries as additional guarantors thereunder and whether by the same or any other group of investors.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 2.11 hereof, as part of the same series as the Notes issued as Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-Registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depositary, if any, that are applicable to such matter at such time.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Bid Solicitation Agent” means the Person appointed by the Issuer, from time to time, to solicit secondary market bid quotations for the Trading Price of the Notes in accordance with Section 4.01(b)(2) hereof. The Company will be the initial Bid Solicitation Agent.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Close of Business” means 5:00 p.m. (New York City time).

“Closing Sale Price” means, as to a particular date, the price of a share of Common Stock on such date, determined (a) on the basis of the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal U.S. national or regional securities exchange on which the Common Stock is listed; or (b) if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization. In the absence of any such report or quotation, the Closing Sale Price shall be such price as determined by a nationally recognized independent investment banking firm retained by the Issuer for such purpose as most accurately reflecting the price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of Common Stock.

“Common Stock” means the common stock, $0.01 par value, of the Issuer, subject to Section 4.07 hereof.

“Continuing Director” means a director who either was a member of the Board of Directors of the Issuer on the Initial Issuance Date or who becomes a member of the Board of Directors of the Issuer subsequent to the Initial Issuance Date and whose appointment, election or nomination for election by the stockholders of the Issuer is duly approved by a majority of the Continuing Directors on the Board of Directors of the Issuer at the time of such approval, either by specific vote or by approval of the proxy statement issued by the Issuer on behalf of the Board of Directors in which such individual is named as nominee for director. Solely for purposes of this definition, “Board of Directors” shall not include any committee of the Issuer’s Board of Directors.

“Conversion Agent” means any Person authorized by the Issuer to convert the Notes in accordance with the provisions of this Indenture.

“Conversion Rate” means initially 99.0589 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.

“Conversion Value” means, in respect of each $1,000 principal amount of Notes on a given Trading Day, the product of the Closing Sale Price of the Common Stock on such Trading Day and the Conversion Rate in effect on such Trading Day.

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of May 19, 2011 by and among the Issuer, as borrower, Citicorp North America, Inc., as administrative agent and as collateral agent, the guarantors party thereto and the other parties thereto, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements (whether upon or after termination or otherwise) or refinancing thereof and any indentures or credit facilities or commercial paper facilities or debt securities with or issued to banks or other institutional lenders or investors that replace, refund or refinance any part of the indebtedness under the credit agreement or commitments thereunder, including any such replacement, refunding or refinancing that increases the amount borrowable thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the relevant Observation Period, 5% (1/20th) of the product of (i) the applicable Conversion Rate on such Trading Day and (ii) the Daily VWAP on such Trading Day.

“Daily Settlement Amount” means, for each of the 20 consecutive Trading Days during the relevant Observation Period:

(1)	cash equal to the lesser of (i) the Specified Dollar Amount, if any, divided by 20 (such quotient, the “Daily Measurement Value”) and (ii) the Daily Conversion Value; and

(2)	if the Daily Conversion Value exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value, and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.

“Daily VWAP” means, for each of the 20 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ANR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Issuer). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Effective Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Ex-Date” means, except to the extent otherwise provided under Section 4.04(c) hereof, the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Issuer or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fundamental Change” means the occurrence of any of the following after the Notes are originally issued:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Issuer or its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Issuer representing more than 50% of the total outstanding voting power of all classes of the Capital Stock of the Issuer entitled to vote generally in the election of directors (“Voting Stock”);

(2) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any consolidation, amalgamation, statutory arrangement, merger, or binding share exchange offer of the Issuer pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Issuer and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than one of the Subsidiaries of the Issuer; provided, however, that a transaction described in clause (B) in which the holders of all classes of the common equity of the Issuer immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after such consolidation, amalgamation, statutory arrangement, merger or binding share exchange offer, shares of the surviving or continuing corporation’s Voting Stock representing at least a majority of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (2);

(3) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Issuer;

(4) the stockholders of the Issuer approve any plan or proposal for the liquidation or dissolution of the Issuer; or

(5) the Common Stock (or other common stock into which the Notes are then convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by the common stockholders of the Issuer, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions, the Notes become convertible into such consideration, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, subject to Section 4.03 hereof. A transaction that is described in both clause (1) and clause (2) above shall be treated, solely for purposes of the immediately preceding sentence, as if it were a transaction described solely in clause (2) above.

Solely for purposes of this definition, “Board of Directors” shall not include any committee of the Issuer’s Board of Directors.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Global Note Legend” means the legend substantially in the form of Exhibit B hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a global note deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Article 2 hereof. Each Global Note shall be a Global Security.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) the Wholly Owned Domestic Subsidiaries of the Issuer that execute a Note Guarantee on the Initial Issuance Date; and

(2) any other Wholly Owned Domestic Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Initial Issuance Date” means May 13, 2013.

“Interest Payment Date” means June 15 and December 15 of each year (or if any such day is not a Business Day, on the next succeeding Business Day), beginning on December 15, 2013.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change under clause (1) or (2) of the definition of Fundamental Change (in the case of any Fundamental Change described in clause (2) of the definition thereof, determined without regard to the proviso in such definition, but subject to the paragraph immediately following clause (5) of the definition thereof).

“Market Disruption Event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock.

“Maturity Date” means December 15, 2017.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, pursuant to Article 8 of this Supplemental Indenture.

“Observation Period” means, with respect to any Note surrendered for conversion:

(1) if the relevant Conversion Date occurs prior to October 15, 2017, the 20 consecutive Trading Days beginning on, and including, the second Trading Day immediately succeeding such Conversion Date; and

(2) if the relevant Conversion Date occurs on or after October 15, 2017, the 20 consecutive Trading Days beginning on, and including, the 22nd scheduled Trading Day immediately preceding the Maturity Date.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President (whether or not designated by a number or numbers or a word or words added before or after the title “Vice President”) of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer (or on behalf of a Guarantor by two Officers of such Guarantor, as the case may be).

“Open of Business” means 9:00 a.m. (New York City time).

“Opinion of Counsel” means an opinion in writing signed by legal counsel who may be an employee of or counsel to the Issuer or a Guarantor or who may be other counsel satisfactory to the Trustee.

“Payment Office” means the place or places where the principal of (and premium, if any) and interest on the Notes are payable as contemplated by Section 4.01 of the Base Indenture.

“Physical Notes” means any Notes that are Physical Securities.

“Prospectus Supplement” means that certain prospectus supplement, dated May 8, 2013, relating to the offering of the Notes, considered together with the prospectus that it supplements.

“Regular Record Date” means, with respect to any Interest Payment Date, June 1 or December 1, as the case may be, immediately preceding such Interest Payment Date.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Securities Registrar” means the Person authorized by the Issuer to maintain the Securities Register applicable to the Notes.

“Settlement Method” means, with respect to any conversion of Notes, Cash Settlement, Physical Settlement or Combination Settlement, as elected (or deemed elected) by the Issuer.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1.02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received by the Holder upon conversion as specified in the Issuer’s Specified Dollar Amount Election Notice (which may be part of the Settlement Election Notice).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held by the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more Subsidiaries of the parent in such parent’s or Subsidiaries’ SEC filings. Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Issuer.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trading Day” means a day on which (i) trading in Common Stock (or other security for which a Closing Sale Price must be determined) generally occurs on The New York Stock Exchange or, if the Common Stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded, and (ii) a Closing Sale Price for the Common Stock (or Closing Sale Price for such other security) is available on such securities exchange or market. If the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day.

For the purposes of determining amounts due to Holders of Notes upon conversion only, “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not so listed or traded, a Business Day.

“Trading Price” per $1,000 principal amount of the Notes on any Trading Day means the average secondary market bid quotations obtained by the Bid Solicitation Agent (if the Bid Solicitation Agent is not the Issuer, at the Issuer’s request) for $2.0 million principal amount of Notes at approximately 4:00 p.m., New York City time, on such Trading Day from three independent nationally recognized securities dealers selected by the Issuer; provided that, if the Bid Solicitation Agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the Bid Solicitation Agent can reasonably obtain only one such bid, then that one bid will be used. If on a given day:

(1) the Bid Solicitation Agent cannot reasonably obtain at least one bid for $2.0 million principal amount of Notes from an independent nationally recognized securities dealer, or

(2) in the reasonable, good faith judgment of the Board of Directors of the Issuer, the bid quotation or quotations that the Bid Solicitation Agent has obtained are not indicative of the secondary market value of the Notes, then the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the Conversion Value on such Trading Day. If (x) the Issuer is not acting as Bid Solicitation Agent, and the Issuer does not, when it is required to, instruct the Bid Solicitation Agent to obtain bids, or if the Issuer gives such instruction to the Bid Solicitation Agent, and the Bid

Solicitation Agent fails to make such determination, or (y) the Issuer is acting as Bid Solicitation Agent and the Issuer fails to make such determination, then, in either case, the Trading Price per $1,000 principal amount of Notes will be deemed to be less than 98% of the Conversion Value for each Trading Day of such failure.

“Trustee” means Union Bank, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Voting Stock” shall have the meaning assigned to such term in the definition of “Fundamental Change” set forth in this Section 1.01.

“Wholly Owned Domestic Subsidiary” of any specified Person means a Domestic Subsidiary that is a Wholly Owned Subsidiary and whose shares are not held, directly or indirectly, by any Foreign Subsidiary.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such person, all of the Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Shares”	4.06
“Applicable Price”	4.06
“Authentication Order”	2.02
“Base Indenture”	Recitals
“Cash Settlement”	4.03
“Combination Settlement”	4.03
“Conversion Date”	4.02
“Conversion Notice	4.02
“Event of Default”	6.01
“Fundamental Change Purchase Date”	3.01
“Fundamental Change Purchase Notice”	3.01
“Fundamental Change Purchase Price”	3.01
“Indenture”	Recitals
“Initial Notes”	Recitals
“Issuer”	Preamble
“Make-Whole Fundamental Change Effective Date”	4.06
“Note Measurement Period”	4.01
“Payment Default”	6.01
“Physical Settlement”	4.03
“Reference Property”	4.07
“Settlement Amount”	4.03
“Settlement Election”	4.03

Term	Defined in Section
“Settlement Election Notice”	4.03
“Specified Dollar Amount Election”	4.03
“Specified Dollar Amount Election Notice”	4.03
“Spin-Off”	4.04
“Supplemental Indenture”	Preamble
“Trigger Date”	4.04
“Triggering Guarantee”	8.05

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) “will” shall be interpreted to express a command;

(vi) provisions apply to successive events and transactions; and

(vii) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.05 Base Indenture to be Superseded.

To the extent that the terms of this Supplemental Indenture are inconsistent or conflict with the terms of the Base Indenture, then, for purposes of the Notes, the terms of this Supplemental Indenture shall apply to the extent of such inconsistency or conflict. For the avoidance of doubt, any references to the date of this Indenture will be deemed to be references to the date of this Supplemental Indenture and any references to any Section or Article of this Indenture will be deemed to be references to such Section or Article of this Supplemental Indenture.

Without limitation of the foregoing, for purposes of the Notes, (i) the capitalized terms which are defined herein and are also defined in the Base Indenture shall have the meanings ascribed to them in this Supplemental Indenture and not in the Base Indenture and (ii) the terms of this Supplemental Indenture shall be deemed to supersede in their entirety Article 2, Sections 3.02, 3.03, 3.04, 3.05(b), 4.05, 4.06, 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.13, Article 9, Article 10, Article 11, Article 12, Article 13 and Section 15.04 of the Base Indenture.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be denominated in Dollars, and all cash payments due thereon shall be made in Dollars. The Notes shall be in denominations of integral multiples of $1,000 principal amount.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and agree to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges. Any endorsement of a Global Note to reflect the amount of any such increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof.

(c) Physical Notes issued in exchange for Notes represented by interests in a Global Note pursuant to Section 3.08 of the Base Indenture (as amended hereby) may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A and, if applicable, bearing any legends required hereby.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes and any Notes issued pursuant to Section 3.09 of the Base Indenture.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Appointment of Depositary, Registrar, Paying Agent, Conversion Agent and Custodian.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Securities Registrar, Paying Agent, Conversion Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal (including the Fundamental Change Purchase Price, if applicable), premium or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) will have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 [Reserved.]

Section 2.06 Transfer and Exchange.

Physical Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (as provided in the form attached to Exhibit A hereto) and in accordance with Section 3.07 and 3.08 of the Base Indenture; provided that, solely with respect to the Notes, the last paragraph of Section 3.08(b) of the Base Indenture shall be deemed deleted.

Physical Notes will be issued and delivered to each Person that DTC identifies as a beneficial owner of the related Global Note only if: (1) DTC notifies the Issuer at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days; (2) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (3) an Event of Default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued as Physical Notes.

No service charge shall be made for any transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Notes, other than exchanges pursuant to Section 3.11 of the Base Indenture or Section 9.06 or Article 3 hereof, not involving any transfer.

Section 2.07 Payments on Days that are not Business Days.

If the otherwise applicable date for any payment under the Notes is not a Business Day, then such payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the original payment date and no interest shall accrue for the additional period of time provided for such payment by this Section 2.07.

Section 2.08 Deposit of Moneys.

Prior to 11:00 A.M., New York City time, on each Interest Payment Date and the Stated Maturity for the payment of principal on the Notes, the Issuer shall have deposited with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust in accordance with Section 4.03 of the Base Indenture) money, in funds immediately available on such date, sufficient to make cash payments, if any, due on such Interest Payment Date and the Stated Maturity for the payment of principal on the Notes in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date and the Stated Maturity for the payment of principal on the Notes.

For purposes of the Notes, the terms “at or prior to 11:00 A.M., New York City time, on” shall be deemed to replace the words “on or before” in Section 4.03(a) of the Base Indenture and “prior to” in Section 4.03(b) of the Base Indenture.

Payments of the Fundamental Change Purchase Price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date to the extent that payment of such interest is lawful.

Section 2.09 Global Notes.

The Notes shall initially be issued in the form of one of more Global Notes, and deposited with the Trustee as custodian for the Depositary and registered in the name of Cede & Co., as nominee for the Depositary. The Global Note shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as herein provided. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as herein provided. The provisions of the Base Indenture other than Section 3.05(b) (including, but not limited to, Section 3.06 and Section 3.08) relating to Global Notes (as defined in the Base Indenture), as modified in this Supplemental Indenture, shall apply to the Notes.

Section 2.10 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 2.08 hereof. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.11 Additional Notes.

The Issuer may, without the consent of Holders, issue Additional Notes under this Indenture in an unlimited aggregate principal amount on the same terms and conditions (except for any difference in the issue price and interest accrued prior to the initial issuance date of the Additional Notes); provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, those Additional Notes will have a separate CUSIP number. The Initial Notes and any such Additional Notes would rank equally and ratably and generally would be treated as a single series of debt securities for all purposes under this Indenture.

The Issuer may issue from time to time other series of Securities under the Base Indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the Notes.

Any Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

Section 2.12 Cancellation and Repurchase.

The Securities Registrar, Paying Agent and Conversion Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange, payment or conversion, and the Trustee shall promptly cancel such Notes in accordance with its customary procedures. The Issuer will not issue new Notes to replace Notes that the Issuer has paid or delivered to the Trustee for cancellation or that any Holder has converted.

The Issuer may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Issuer), repurchase notes in the open market or otherwise, whether by the Issuer or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Issuer shall cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation, and they shall no longer be considered outstanding hereunder upon their repurchase.

ARTICLE 3

FUNDAMENTAL CHANGE PURCHASE

Section 3.01 Purchase at Option of Holders upon a Fundamental Change.

(a) If a Fundamental Change occurs, then each Holder shall have the right, at such Holder’s option, to require the Issuer to purchase for cash all of such Holder’s Notes, or any portion in integral multiples of $1,000, on a date (the “Fundamental Change Purchase Date”) specified by the Issuer that is not less than 20 days or more than 35 days following the date on which the Issuer delivers the Fundamental Change Notice, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if the Fundamental Change Purchase Date is after a Regular Record Date and on or prior to the Interest Payment Date corresponding to such Regular Record Date, the Issuer shall instead pay the full amount of accrued and unpaid interest due on such Note on the Interest Payment Date to the Holder of record of such Note as of such Regular Record Date and the Fundamental Change Purchase Price shall then be equal to 100% of the principal amount of the Note the Issuer purchases on a Fundamental Change Purchase Date.

Purchases of Notes under this Section 3.01 shall be made, at the option of the Holder thereof, upon:

(1) if the Notes to be purchased are Physical Notes, delivery to the Paying Agent by the Holder of a duly completed notice (the “Fundamental Change Purchase Notice”) as provided in the form attached to Exhibit A hereto, duly endorsed for transfer, prior to Close of Business on the Business Day immediately preceding the Fundamental Change Purchase Date, subject to extensions to comply with applicable law (the “Fundamental Change Expiration Time”); and

(2) if the Notes to be purchased are Global Notes, delivery of the Notes, by book-entry transfer, in compliance with the Applicable Procedures and the satisfaction of any other requirements of the Depositary in connection with surrendering beneficial interests in a Global Note for purchase, by the Fundamental Change Expiration Time.

The Fundamental Change Purchase Notice in respect of any Notes to be purchased shall state:

(1) if certificated, the certificate numbers of such Notes;

(2) the portion of the principal amount of such Notes to be purchased, which must an integral multiple of $1,000; and

(3) that such Notes are to be purchased by the Issuer pursuant to this Section 3.01

Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by this Section 3.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Purchase Notice at any time prior to the Fundamental Change Expiration Time by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.03 hereof.

The Paying Agent shall promptly notify the Issuer of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

(b) On or before the 10th Business Day after the occurrence of a Fundamental Change, the Issuer shall provide to all Holders of the Notes, to beneficial owners of the Notes as required by applicable law, the Trustee and the Paying Agent (in the case of any Paying Agent other than the Trustee) a written notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such notice shall be sent by first class mail or, in the case of any Global Notes, in accordance with the procedures of the Depositary for providing notices. Simultaneously with providing such Fundamental Change Notice, the Issuer shall publish the Fundamental Change Notice, the New York Times, The Wall Street Journal, or another newspaper of national circulation.

Each Fundamental Change Notice shall specify:

(1) the events causing the Fundamental Change;

(2) the date of the Fundamental Change;

(3) the Fundamental Change Purchase Price;

(4) the last date on which a Holder of Notes may exercise the purchase right pursuant to this Article 3;

(5) the Fundamental Change Purchase Date;

(6) the names and addresses of the Paying Agent and the Conversion Agent, if applicable;

(7) the procedures that Holders must follow to exercise their purchase right;

(8) the Conversion Rate and, if applicable, any adjustments to the Conversion Rate that will result from the Fundamental Change; and

(9) that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted (if otherwise convertible) only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with this Indenture.

No failure of the Issuer to give the foregoing notices and no defect therein shall limit the purchase rights of the Holders of Notes or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 3.01.

(c) Notwithstanding the foregoing, there shall be no purchase of any Notes pursuant to this Section 3.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Notes) and shall deem to be cancelled any instructions for book-entry transfer of the Notes in compliance with the procedures of the Depositary, in which case, upon such return or cancellation, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 3.02 Effect of Fundamental Change Purchase Notice.

Upon receipt by the Paying Agent of a Fundamental Change Purchase Notice specified in Section 3.01 hereof, the Holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.03 hereof) thereafter be entitled to receive solely the Fundamental Change Purchase Price in cash with respect to such Note (and any previously accrued and unpaid interest on such Note). Such Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, on the later of (x) the applicable Fundamental Change Purchase Date (provided the conditions in Section 3.01 hereof have been satisfied, and subject to extensions to comply with applicable law) and (y) the time of delivery or book-entry transfer of such Note to the Paying Agent by the Holder thereof in the manner required by Section 3.01 hereof.

Section 3.03 Withdrawal of Fundamental Change Purchase Notice.

A Holder may withdraw a Fundamental Change Purchase Notice (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the terms of this Indenture and any relevant procedures specified in the related Fundamental Change Notice at any time prior to the Fundamental Change Expiration Time, specifying:

(1) the name of the Holder;

(2) that the Holder is withdrawing its Fundamental Change Purchase Notice;

(3) if certificated, the certificate numbers of the withdrawn Notes;

(4) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted; and

(5) the principal amount, if any, of each Note that remains subject to the Fundamental Change Purchase Notice, which must be an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, the notice must comply with the Applicable Procedures.

The Paying Agent will promptly return to the respective Holders thereof any Physical Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 3.03.

Section 3.04 Deposit of Fundamental Change Purchase Price.

Prior to 10:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Subsidiary or an

Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Paying Agent holds cash sufficient to pay the Fundamental Change Purchase Price of the Notes for which a Fundamental Change Purchase Notice has been surrendered and not withdrawn in accordance with this Indenture on the Fundamental Change Purchase Date, then on and after such Fundamental Change Purchase Date, (a) such Notes will cease to be outstanding and interest will cease to accrue thereon (whether or not book-entry transfer of such Notes is made or such Notes have been delivered to the Paying Agent) and (b) all other rights of the Holders in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price and any previously accrued and unpaid interest on such Notes upon delivery or book-entry transfer of such Notes).

Section 3.05 Notes Purchased in Whole or in Part.

Any Note that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and, to the extent that only a part of the Note so surrendered is to be purchased, the Issuer shall execute and, upon receipt of a Company Request, the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 3.06 Covenant To Comply with Applicable Laws upon Purchase of Notes.

In connection with any offer to purchase Notes under Section 3.01 hereof, the Issuer shall, to the extent applicable, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act or other applicable law and (iii) otherwise comply with all U.S. federal or state securities laws applicable to the Issuer in connection with such purchase offer.

Section 3.07 Repayment to the Issuer.

To the extent that the aggregate amount of cash deposited by the Issuer pursuant to Section 3.04 hereof exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof that the Issuer is obligated to purchase as of the Fundamental Change Purchase Date, then, following the Fundamental Change Purchase Date, the Paying Agent shall promptly return any such excess to the Issuer.

ARTICLE 4

CONVERSION

Section 4.01 Right To Convert.

(a) Subject to and upon compliance with the provisions of this Indenture, each Holder shall have the right, at such Holder’s option, to convert its Notes, or any portion of its Notes in integral multiples of $1,000 into the Settlement Amount determined in accordance with Section 4.03(a) hereof, (x) prior to the Close of Business on the Business Day immediately preceding October 15, 2017, only upon satisfaction of one or more of the conditions described in Section 4.01(b) hereof, and (y) subject to prior repurchase, on or after October 15, 2017, at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date regardless of the conditions described in Section 4.01(b) hereof.

(b) (1) Prior to the Close of Business on October 15, 2017 and subject to earlier repurchase, a Holder may surrender Notes for conversion during any calendar quarter commencing after the calendar quarter ending June 30, 2013 (and only during such calendar quarter) if the Closing Sale Price of the Common Stock for each of 20 or more Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter equals or exceeds 130% of the Conversion Price in effect on each applicable Trading Day. The Board of Directors of the Issuer will make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the applicable Conversion Rate where the Ex-Date or the Effective Date of the event occurs, during that 30 consecutive Trading Day period.

(2) Prior to the Close of Business on October 15, 2017 and subject to earlier repurchase, a Holder may surrender Notes for conversion during the five consecutive Business Day period immediately after any five consecutive Trading Day period (the “Note Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes, as determined following a request by a Holder in accordance with the procedures set forth in this Section 4.01(b)(2), for each Trading Day of such Note Measurement Period was less than 98% of the Conversion Value in effect on such Trading Day. The Trading Price shall be determined by the Bid Solicitation Agent pursuant to this Section 4.01(b)(2) and the definition of “Trading Price” set forth in Section 1.02 hereof. The Issuer shall provide written notice to the Bid Solicitation Agent (if other than the Issuer) of the three independent nationally recognized securities dealers selected by the Issuer in accordance with the definition of Trading Price, along with the appropriate contact information for each. The Bid Solicitation Agent (if other than the Issuer) shall have no obligation to determine the Trading Price of the Notes unless the Issuer has requested such determination; and the Issuer shall have no obligation to make such request (or, if the Issuer is the Bid Solicitation Agent, to determine the Trading Price of the Notes) unless a Holder of a Note provides it with reasonable evidence that the Trading Price per $1,000 principal amount of Notes would be less than 98% of the Conversion Value in effect on such Trading Day. At such time, the Issuer shall instruct the Bid Solicitation Agent to determine (or, if the Issuer is the Bid Solicitation Agent, the

Issuer shall determine) the Trading Price per $1,000 principal amount of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes for a Trading Day is greater than or equal to 98% of the Conversion Value in effect on such Trading Day. Whenever the condition to conversion set forth in this Section 4.01(b)(2) has been met, but was not met on the immediately preceding Trading Day, the Issuer shall so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee). If, at any time after the condition to conversion set forth in this Section 4.02(b)(2) has been met, the condition to conversion set forth in this Section 4.02(b)(2) ceases to be met, the Issuer will so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee). The Trustee (if the Trustee is not the Bid Solicitation Agent) shall have no obligation to determine the Trading Price of the Notes.

(3) Prior to the Close of Business on October 15, 2017 and subject to earlier repurchase, if the Issuer elects to (x) distribute to all or substantially all holders of the Common Stock any rights, options or warrants entitling them for a period of not more than 30 calendar days after the date of such distribution to subscribe for or purchase shares of the Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution; or (y) distribute to all or substantially all holders of the Common Stock, shares of the Issuer’s Capital Stock (other than dividends or distributions contemplated by Section 4.04(a) hereof), evidence of indebtedness of the Issuer or other assets or property of the Issuer, or any rights, options or warrants to acquire Capital Stock of the Issuer or other securities, which distribution has a per share value, as reasonably determined by the Board of Directors of the Issuer, exceeding 10% of the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of announcement of such distribution, then, in either case, the Issuer must deliver notice of such distribution to the Holders at least 30 Scheduled Trading Days prior to the Ex-Date for such issuance or distribution. After the Issuer has delivered such notice, Holders may surrender their Notes for conversion at any time until the earlier of (a) Close of Business on the Business Day immediately preceding such Ex-Date and (b) the Issuer’s announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time.

(4) Prior to the Close of Business on October 15, 2017 and subject to earlier repurchase, regardless of whether a Holder has the right to require the Issuer to repurchase its Notes pursuant to Section 3.01, if (i) a Fundamental Change or (ii) a Make-Whole Fundamental Change occurs, the Notes may be surrendered for conversion at any time from or after the date that is 30 Scheduled Trading Days prior to the anticipated effective date of such transaction (or, if later, the Business Day after the Issuer gives notice of such transaction) until 30 Trading Days after the actual effective date of such transaction or, if such transaction constitutes a Fundamental Change, until the related Fundamental Change Purchase Date. The Issuer will notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) as promptly as practicable following the date the Issuer publicly announces such transaction.

(c) If the Notes become convertible pursuant to this Section 4.01, the Issuer shall provide written notice to each Holder and to the Trustee, and the Issuer will publicly announce, through a reputable national newswire service, and publish on its website, that the Notes have become convertible, stating, among other things:

(1) the event causing the Notes to become convertible;

(2) the time during which the Notes shall be convertible as a result of that event;

(3) if that event is a transaction described in Section 4.01(b)(3) or Section 4.01(b)(4) hereof, the anticipated effective date of the transaction; and

(4) the procedures Holders must follow to convert their Notes, including the name and address of the Conversion Agent.

The Issuer shall mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the Open of Business on the first date the Notes become convertible as a result of the event. If the Issuer fails to mail the notice or make the public announcement or publication by such time, then the Notes shall remain convertible for an additional Business Day for each Business Day, on or after the first date the Notes become convertible, that the Issuer fails to mail such notice or make such public announcement or publication. In addition, if the event causing the Notes to become convertible is a Make-Whole Fundamental Change for which the Issuer must increase the Conversion Rate applicable to Holders that convert their Notes in connection with that Make-Whole Fundamental Change pursuant to Section 4.06 hereof, then the increased Conversion Rate shall continue to apply to Holders that convert their Notes during any period that the convertibility of the Notes related to that Make-Whole Fundamental Change is so extended.

Section 4.02 Conversion Procedures.

(a) Each Note shall be convertible at the office of the Conversion Agent and, if applicable, in accordance with the Applicable Procedures.

(b) To exercise the conversion privilege with respect to a beneficial interest in a Global Note, the Holder must comply with the Depositary’s then applicable conversion program procedures and pay the funds, if any, required by Section 4.02(f) hereof and any taxes or duties if required pursuant to Section 4.02(g) hereof.

To exercise the conversion privilege with respect to any Physical Notes, the Holder of such Physical Notes shall:

(1) complete and manually sign a conversion notice as provided in the form attached to Exhibit A hereto (the “Conversion Notice”) or a facsimile of the Conversion Notice;

(2) deliver the Conversion Notice, which is irrevocable, and the Note to the Conversion Agent;

(3) if required, furnish appropriate endorsements and transfer documents,

(4) if required, make any payment required under Section 4.02(f) hereof; and

(5) if required, pay all transfer or similar taxes as set forth in Section 4.02(g) hereof.

If, upon conversion of a Note, any shares of Common Stock are to be issued to a person other than the Holder of such Note, the related Conversion Notice shall include such other person’s name and address.

If a Note is subject to a Fundamental Change Purchase Notice, such Note may not be converted except to the extent such Note is not subject to a Fundamental Change Purchase Notice, or unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.03 hereof prior to the relevant Fundamental Change Expiration Time or the there is a Default by the Issuer in the payment of the Fundamental Change Purchase Price with respect to such Note.

For any Note, the first Business Day on which the Holder of such Note satisfies all of the applicable requirements under this Indenture for conversion of such Note and on which conversion of such Note is not otherwise prohibited under this Indenture shall be the “Conversion Date” with respect to such Note.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) surrendered for conversion at the Close of Business on the applicable Conversion Date; provided, however, that except to the extent required by Section 4.04 hereof, the person in whose name any shares of Common Stock delivered upon conversion are registered shall be treated as a stockholder of record (i) as of the Close of Business on the last Trading Day of the applicable Observation Period in a Combination Settlement and (ii) as of the Close of Business on the Conversion Date in a Physical Settlement. At the Close of Business on the Conversion Date for a Note, the converting Holder shall no longer be the Holder of such Note.

(c) Endorsement. Any Notes surrendered for conversion shall, unless shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Issuer duly executed by, the Holder or its duly authorized attorney.

(d) Partial Conversion. If any Note in a denomination greater than $1,000 shall be surrendered for partial conversion, the Issuer shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

(e) Global Notes. Upon the conversion of a beneficial interest in Global Notes, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Issuer shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

(f) Interest Due Upon Conversion. If a Holder converts a Note after the Close of Business on a Regular Record Date but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, such Holder must accompany such Note with an amount of cash equal to the amount of interest that will payable on such Note on the corresponding Interest Payment Date; provided, however, that a Holder need not make such payment (1) if the Conversion Date follows the Regular Record Date immediately preceding the Maturity Date; (2) if the Issuer has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date and the Holder converts its Note after the Close of Business on such Regular Record Date and on or prior to the Open of Business on such Interest Payment Date; or (3) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

(g) Taxes Due upon Conversion. If a Holder converts a Note, the Issuer will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion, unless the tax is due because the Holder requests that any shares of Common Stock due upon conversion be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.

Section 4.03 Settlement Upon Conversion.

(a) Settlement. Subject to this Section 4.03 and Sections 4.06 and 4.07 hereof, upon conversion of any Note, the Issuer may elect to pay or deliver to Holders, as the case may be, in full satisfaction of its conversion obligation under Section 4.01 hereof, in respect of each $1,000 principal amount of Notes being converted, solely cash (“Cash Settlement”), solely shares of Common Stock, other than cash in lieu of any fractional share of Common Stock (“Physical Settlement”) or a combination of cash and shares of Common Stock (“Combination Settlement”).

(1) Settlement Election. The Issuer shall from time to time make an election with respect to the Settlement Method (a “Settlement Election”) and the Specified Dollar Amount (a “Specified Dollar Amount Election”), if applicable, it chooses to satisfy its conversion obligation under Section 4.01 hereof. The Issuer shall provide notice of the Settlement Method it is electing in respect of any conversion of Notes on a particular Conversion Date (each such notice, a “Settlement Election Notice”) and, if applicable, notice of the related Specified Dollar Amount (each such notice, a “Specified Dollar Amount Election Notice”) (which may be part of the Settlement Election Notice), to the converting Holders through the Trustee no later than the Close of Business on the Trading Day immediately following such Conversion Date (or, in the case of any conversions for which the relevant Conversion Date occurs on or after October 15, 2017, no later than the Close of Business on the Scheduled Trading Day immediately preceding October 15, 2017).

If the Issuer does not timely make a Settlement Election, it shall no longer have the right to elect Cash Settlement or Physical Settlement, and the Issuer shall be deemed to have elected Combination Settlement in respect of its conversion obligation under Section 4.01 hereof and the Specified Dollar Amount shall be deemed to equal $1,000. If the Issuer makes a Settlement Election specifying Combination Settlement in respect of its conversion obligation under Section 4.01 hereof, but does not make a Specified Dollar Amount Election or timely notify the converting Holders of the Specified Dollar Amount, the Specified Dollar Amount shall be deemed to equal $1,000.

All conversions for which the relevant Conversion Date occurs on or after October 15, 2017 shall be settled using the same Settlement Method. Prior to October 15, 2017, the Issuer shall use the same Settlement Method for all conversions occurring on the same Conversion Date, but it will not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Days.

(2) Settlement Amount. The cash, shares of Common Stock or combination of cash and shares of Common Stock due in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:

(A) if the Issuer elects Physical Settlement, the Issuer shall deliver to the converting Holder, in respect of each $1,000 principal amount of its Notes being converted, a number of shares of Common Stock equal to the applicable Conversion Rate;

(B) if the Issuer elects Cash Settlement, the Issuer shall pay to the converting Holder, in respect of each $1,000 principal amount of its Notes being converted, cash in an amount equal to the sum of the Daily Conversion Values for each of the 20 consecutive Trading Days during the related Observation Period; and

(C) if the Issuer elects (or is deemed to have elected) Combination Settlement, the Issuer shall pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of its Notes being converted, an amount of cash and number of shares of Common Stock, if any, equal to the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the related Observation Period.

(3) Delivery Obligation. Subject to Sections 4.06 and 4.07 hereof, the Issuer shall pay or deliver, as the case may be, the Settlement Amount due in respect of its conversion obligation under Section 4.01 hereof (i) on the third Business Day immediately following the relevant Conversion Date, if the Issuer elects Physical Settlement; provided, however, that with respect to conversions for which the relevant Conversion Date occurs on or after December 1, 2017, which is the Regular Record Date for the final interest payment on the Notes, the Issuer shall deliver the Settlement Amount on the Maturity Date; and (ii) on the third Business Day immediately following the last Trading Day of the related Observation Period, if the Issuer elects Cash Settlement or Combination Settlement.

(b) Fractional Shares. Notwithstanding the foregoing, the Issuer will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted Note. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the Issuer will, in lieu of delivering such fraction of a share of Common Stock, pay an amount of cash equal to the product of such fraction of a share and (i) in the case of Physical Settlement, the Daily VWAP on the relevant Conversion Date, or if such Conversion Date is not a Trading Day, the immediately preceding Trading Day or (ii) in the case of Cash Settlement or a Combination Settlement, the Daily VWAP on the last Trading Day of the relevant Observation Period (subject to Section 4.03(c) hereof).

(c) Conversion of Multiple Notes by a Single Holder. If a Holder surrenders more than one Note for conversion on a single Conversion Date, the Issuer will calculate the amount of cash and the number of shares of Common Stock due with respect to such Notes as if such Holder had surrendered for conversion one Note having an aggregate principal amount equal to the sum of the principal amounts of each of the Notes surrendered for conversion by such Holder on such Conversion Date.

(d) Settlement of Accrued Interest and Deemed Payment of Principal. If a Holder converts a Note, the Issuer will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and the Issuer’s delivery or payment, as the case may be, of cash, shares of Common Stock or a combination of cash and shares of Common Stock into which a Note is convertible will be deemed to satisfy and discharge in full the Issuer’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding, the Conversion Date; provided, however, that if a Holder converts a Note after the Close of Business on a Regular Record Date and prior to the Open of Business on the Interest Payment corresponding to such Regular Record Date, the Issuer will still be obligated to pay the full amount of interest due on such Interest Payment Date to the Holder of such Note on such Regular Record Date notwithstanding such conversion. Therefore, for the avoidance of doubt, all Holders of Notes on the Regular Record Date immediately preceding the Maturity Date will receive the full interest payment due on the Maturity Date regardless of whether their Notes have been converted following such Regular Record Date.

As a result, any accrued and unpaid interest with respect to a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, if the Settlement Amount for any Note includes both cash and shares of the Common Stock, accrued and unpaid interest will be deemed to be paid first out of the amount of cash delivered upon such conversion. In no event will a Holder be entitled to receive any dividend or other distribution with respect to any Common Stock issued on conversion of such Holder’s Notes if the applicable Conversion Date is after the Regular Record Date for such dividend or distribution.

(e) Notices. Whenever a Conversion Date occurs with respect to a Note, the Conversion Agent will, as promptly as possible, and in no event later than the Business Day immediately following such Conversion Date, deliver to the Issuer and the Trustee, if it is not then the Conversion Agent, notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of Notes converted on such Conversion Date and the names of the Holders that converted Notes on such Conversion Date.

On the first Business Day immediately following the last Trading Day of the Observation Period applicable to any Note surrendered for conversion in a Cash Settlement or a Combination Settlement, the Issuer will deliver a written notice to the Conversion Agent and the Trustee (if not also the Conversion Agent) stating the amount of cash and the number of shares of Common Stock, if any, that the Issuer is obligated to pay or deliver, as the case may be, to satisfy its conversion obligation with respect to each Note converted on such Conversion Date.

Section 4.04 Adjustment of Conversion Rate.

The Conversion Rate will be adjusted, without duplication, as provided in this Section 4.04, except that the Issuer shall not make any adjustment to the Conversion Rate if Holders participate, at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 4.04 without having to convert their Notes, as if they held a number of shares of Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a) If the Issuer issues exclusively shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Issuer effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

where,

CR0 =

the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or the Open of Business on the Effective Date of such share split or share combination, as the case may be;

CR’ =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution, or the Open of Business on the Effective Date of such share split or share combination, as the case may be;

OS0 =

the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or the Open of Business on the Effective Date of such share split or share combination, as the case may be; and

OS’ =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 4.04(a) shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 4.04(a) is not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Issuer determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Issuer distributes to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 30 calendar days from the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate will be adjusted based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such distribution;

CR’ =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Date for such distribution;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such distribution.

Any increase made under this Section 4.04(b) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Date for such issuance. To the extent that any such rights, options or warrants are not exercised prior to their expiration, the Conversion Rate shall be immediately decreased to the Conversion Rate that would then be in effect if the increase with respect to the issuance of such rights, options or warrants had been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be immediately decreased to the Conversion Rate that would then be in effect if such Ex-Date for such issuance had not occurred.

For purposes of this Section 4.04(b) and Section 4.01(b)(3) hereof, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Issuer.

(c) If the Issuer distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Issuer, or any rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:

(1) dividends or distributions referred to in Section 4.04(a) hereof or Section 4.04(b) hereof;

(2) dividends or distributions paid exclusively in cash; and

(3) Spin-Offs as to which the provisions set forth below in this Section 4.04(c) shall apply;

then the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such distribution;

CR’ =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Date for such distribution;

SP0 =

the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors of the Issuer) of the shares of the Issuer’s Capital Stock, evidences of the Issuer’s indebtedness, assets or property, or rights, options or warrants, distributed with respect to each outstanding share of the Common Stock on the Ex-Date for such distribution.

Any increase made under the preceding portion of this Section 4.04(c) will become effective immediately after the Open of Business on the Ex-Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be immediately decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Notes shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Issuer’s Capital Stock, evidences of the Issuer’s indebtedness, other assets or property of the Issuer or rights, options or warrants to acquire the Issuer’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for the distribution.

With respect to an adjustment pursuant to this Section 4.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary of the Issuer or other business unit of the Issuer that is or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be adjusted based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR’ =	the Conversion Rate in effect immediately after the Close of Business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV =

the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

Any increase to the Conversion Rate under the preceding paragraph will occur at the Close of Business on the tenth Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references within the portion of this Section 4.04(c) related to “Spin-Offs” to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-date of such Spin-Off and the relevant Conversion Date. In addition, if the Ex-Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Observation Period in respect of any conversion, references in the preceding paragraph to 10 Trading Days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Date for the Spin-Off to, and including, the last Trading Day of such Observation Period. If a Spin-Off is announced but not consummated, the Conversion Rate shall be immediately decreased to be the Conversion Rate that would then be in effect if such Spin-Off had not been announced.

For purposes of adjustments to the Conversion Rate in respect of a Spin-Off as provided in this Section 4.04(c), (i) the Closing Sale Price of any Capital Stock or similar equity interest shall be calculated in a manner analogous to that used to calculate the Closing Sale Price of the Common Stock in the definition of “Closing Sale Price” set forth in Section 1.01 hereof, (ii) whether a day is a Trading Day (and whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for such Capital Stock or similar equity interest shall be determined in a manner analogous to that used to determine whether a day is a Trading Day (or whether a day is a Scheduled Trading Day and whether a Market Disruption Event has occurred) for the Common Stock, and (iii) whether a day is a Trading Day to be included in the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off will be determined based on whether a day is a Trading Day for both the Common Stock and such Capital Stock or similar equity interest.

Subject to Section 4.04(g), for the purposes of this Section 4.04(c), rights, options or warrants distributed by the Issuer to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Issuer’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.04(c) (and no adjustment to the Conversion Rate under this Section 4.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.04(c). If any such rights, options or warrants, distributed prior to the Initial Issuance Date are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Date of such deemed distribution (in which case the original rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders). In addition, in the event of any distribution or deemed distribution of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.04(c) was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by holders of Common Stock with respect to such rights, options or warrants (assuming each such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued.

(d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 =	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

SP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately preceding the Ex-Date for such dividend or distribution; and

C =	the amount in cash per share distributed by the Issuer to holders of the Common Stock.

Any increase made under this Section 4.04(d) shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors of the Issuer determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such dividend or distribution.

(e) If the Issuer or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, if the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Prices over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 =

the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR’ =	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors of the Issuer) paid or payable for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0 =

the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender or exchange offer);

OS’ =	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of all shares accepted for purchase or exchange in such tender offer or exchange offer); and

SP’ =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

Any increase to the Conversion Rate under this Section 4.04(e) will occur at the Close of Business on the tenth Trading Day immediately following, and including, the next Trading Day after the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the next Trading Day after the date that any tender or exchange offer expires, references within this Section 4.04(e) to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is less than 10 Trading Days prior to, and including, the end of the Observation Period in respect of any conversion, references in this Section 4.04(e) to 10 Trading Days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender offer or exchange offer expires to, and including, the last trading day of such Observation Period.

(f) Special Settlement Provisions.

(1) Notwithstanding Sections 4.04 (a) through (e) hereof, if a Conversion Rate adjustment becomes effective on any Ex-Date, and a Holder that has converted its Notes on or after such Ex-Date and on or prior to the related Regular Record Date would be treated as the record holder of shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Rate for such Ex-Date, then, notwithstanding the foregoing Conversion Rate adjustment provisions, the Conversion Rate adjustment relating to such Ex-Date will not be made for such converting Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(2) If the Issuer issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, and upon conversion of the Notes converting Holders will be entitled to receive such rights, options or warrants in respect of any shares of Common Stock delivered upon conversion, then the Conversion Rate shall not be adjusted pursuant to any of Sections 4.04(a) through (e) hereof until the earliest of these triggering events occurs.

(g) Poison Pill. On conversion, Holders will, to the extent they receive any shares of Common Stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under any future stockholder rights plan (i.e., a poison pill) that the Issuer may establish in respect of such shares of Common Stock, unless the rights have separated from the Common Stock prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if the Issuer had distributed to all holders of Common Stock shares of Capital Stock, evidences of indebtedness, other assets or certain rights or warrants as provided under Section 4.04(c) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Deferral of Adjustments. The Conversion Rate shall not be adjusted pursuant to Sections 4.04(a) through (e) hereof unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate; provided, however, that:

(1) any such adjustment that would otherwise be required to be made hereunder will be carried forward and taken into account in any subsequent adjustment;

(2) at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2013, any such adjustments that are otherwise deferred hereunder will be given effect, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment; and

(3) all such adjustments will be given effect (i) on the Conversion Date for any Notes and (ii) on each Trading Day of any Observation Period.

Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share of Common Stock.

(i) For purposes of this Section 4.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Issuer so long as the Issuer does not pay any dividend or make any distribution on shares of Common Stock so held, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(j) Upon the occurrence of any:

(1) action by the Issuer or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 4.05 or Section 4.06 hereof;

(2) any transaction described in Section 4.07(a) hereof; or

(3) voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any of its Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Issuer shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be mailed to each Holder at its address appearing on the Securities Register, as promptly as practicable thereafter, a notice stating (x) in the case of clause (1), the date on which a record is to be taken for the purpose of such action by the Issuer or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Issuer or one of its Subsidiaries; and (y) in the case of clause (2) or clause (3), as applicable, the date on which such transaction described in Section 4.07(a) hereof, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for Reference Property deliverable upon such transaction described in Section 4.07(a) hereof, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Issuer or one of its Subsidiaries, any transaction described in Section 4.07(a) hereof, or any dissolution, liquidation or winding-up.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Issuer shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Issuer shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder at its last address appearing on the Securities Register of this Indenture. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Section 4.05 Discretionary and Voluntary Adjustments.

(a) Discretionary Adjustments. Whenever any provision of this Indenture requires the Issuer to calculate the Closing Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including an Observation Period and the Applicable Price for purposes of a Make-Whole Fundamental Change), the Board of Directors of the Issuer will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Date, the Effective Date or any other relevant date of adjustment of the event occurs at any time during the period when the Closing Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

(b) Voluntary Adjustments. To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, the Issuer is permitted to increase the Conversion Rate of the Notes by any amount for a period of at least 20 Business Days or any longer period required by law, so long as the increase is irrevocable during that period and the Board of Directors of the Issuer determines that such increase is in the Issuer’s best interest. The Issuer will mail a notice of the increase to Holders at least 15 calendar days before the day the increase commences. In addition, the Issuer is permitted to increase the Conversion Rate as the Issuer determines to be advisable in order to avoid or diminish taxes to recipients of distributions.

Section 4.06 Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.

(a) Increase in the Conversion Rate. If the Make-Whole Fundamental Change Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Conversion Rate of the Notes surrendered will increase by a number of additional shares of Common Stock (the “Additional Shares”), if any, calculated pursuant to Section 4.06(c)

hereof and Schedule A hereto. A conversion of Notes will be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the notice of conversion of the Notes is received by the Conversion Agent from, and including, the Make-Whole Fundamental Change Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Purchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (2) of the definition thereof, the 35th Trading Day immediately following the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change).

(b) Cash Mergers. Notwithstanding anything to the contrary herein, if the consideration paid to holders of the Common Stock in any Make-Whole Fundamental Change described in clause (2) of the definition of “Fundamental Change” is composed entirely of cash, then, for any conversion of Notes following the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the payment and delivery obligations upon the conversion of a Note shall be calculated based solely on the Applicable Price for such Make-Whole Fundamental Change and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any adjustment as described in this Section 4.06), multiplied by such Applicable Price. In such event, the Issuer’s conversion obligation will be determined and paid to Holders in cash on the third Business Day following the applicable Conversion Date irrespective of the relevant Settlement Method.

(c) Determining the Number of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased for a Holder that converts its Notes in connection with a Make-Whole Fundamental Change shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Make-Whole Fundamental Change Effective Date”) and the price (the “Applicable Price”) paid (or deemed paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the Make-Whole Fundamental Change is a transaction or series of transactions described in clause (2) of the definition of “Fundamental Change” and the consideration paid to holders of Common Stock in the Make-Whole Fundamental Change is composed entirely of cash, then the Applicable Price shall be the cash amount paid per share of Common Stock in such Make-Whole Fundamental Change. In all other cases, the Applicable Price shall be the average of the Closing Sale Prices per share of the Common Stock for the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date. The Issuer’s Board of Directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Date of the event occurs, at any time during those five consecutive Trading Days.

(d) Interpolation and Limits. The exact Applicable Price and Make-Whole Fundamental Change Effective Date may not be as set forth in the table in Schedule A, in which case:

(1) if the actual Applicable Price is between two Applicable Prices listed in the table in Schedule A or the actual Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates listed in the table, the number of Additional Shares shall be determined by a linear interpolation between the numbers of Additional Shares set forth for the higher and lower Applicable Prices, or for the earlier and later Make-Whole Fundamental Change Effective Dates, as applicable, based on a 365-day year, as applicable;

(2) if the actual Applicable Price is greater than $50.00 per share (subject to adjustment in the same manner as the Applicable Price as set forth in the table in Schedule A pursuant to Section 4.06(e) hereof), no Additional Shares will be added to the Conversion Rate; and

(3) if the actual Applicable Price is less than $6.73 per share (subject to adjustments in the same manner as the Applicable Price as set forth in the table in Schedule A pursuant to Section 4.06(e) hereof), no Additional Shares will be added to the Conversion Rate.

(4) Notwithstanding the foregoing, in no event will the Conversion Rate be increased on account of a Make-Whole Fundamental Change to exceed $148.5884 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustments in the same manner in which, and for the same events for which, the Conversion Rate is required to be adjusted as set forth in Section 4.04 hereof.

(e) The Applicable Prices set forth in the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise required to be adjusted. The adjusted Applicable Prices shall equal the Applicable Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Applicable Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner in which, and for the same events for which, and at the same time as the Conversion Rate is required to be adjusted as set forth in Section 4.04 hereof.

(f) Notices. The Issuer shall notify the Holders of the Make-Whole Fundamental Change Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Make-Whole Fundamental Change Effective Date no later than five Business Days after such Make-Whole Fundamental Change Effective Date.

Section 4.07 Change in Conversion Right upon Certain Reclassifications, Business Combinations and Asset Sales.

(a) If the Issuer is party to a transaction or series of related transactions in connection with which (whether by means of a reclassification, consolidation, amalgamation, statutory arrangement, merger, binding share exchange, or sale, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s and its Subsidiaries’ property or assets or otherwise) the Common Stock is exchanged for, converted into, or constitutes solely the right to receive cash, securities or other property or assets, then, at and after the effective time of such transaction, the right to convert each $1,000 principal amount of Notes into a number of shares of Common Stock equal to the Conversion Rate will be changed into a right to convert such principal amount of Notes into the kind and amount of cash, securities or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction or series of transactions and, prior to or at the effective time of such transaction or series of transactions, the Issuer or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted pursuant to Section 7.01(7) hereof providing for such change; provided, however, that at and after the effective time of such transaction, (x) the Issuer will continue to have the right to determine the Settlement Method upon conversion of the Notes pursuant to Section 4.03(a) hereof and (y)(i) any amount payable in cash upon conversion of the Notes in accordance with Sections 4.03 hereof shall continue to be payable in cash, (ii) the number of shares of Common Stock that the Issuer would have been required to deliver upon conversion of the Notes in accordance with Sections 4.03 hereof shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such transaction and (iii) the Daily VWAP will be calculated based on the value of the amount and kind of Reference Property that a holder of one share of Common Stock would have received in such transaction.

The supplemental indenture referred to in the immediately preceding paragraph shall provide for adjustments of the Conversion Rate that shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Rate provided for in this Article 4. If the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such transaction or series of transactions, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors of the Issuer shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 3.

In the event the Issuer executes a supplemental indenture pursuant to this Section 4.07(a), the Issuer shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such transaction or series of transactions, and any adjustment to be made with respect thereto.

(b) For purposes of Section 4.07(a) hereof:

(1) the type and amount of consideration that a holder of Common Stock would have been entitled to in the case of reclassifications, consolidations, amalgamations, statutory arrangements, mergers, binding share exchanges, sales, transfers, leases, conveyances or other dispositions of all or substantially all of the Issuer’s and its Subsidiaries’ property or assets or other transactions that cause the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (ii) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock; and

(A) if all holders of Common Stock receive only cash in such transaction, then for all conversions that occur after the Effective Date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any additional shares as provided under Section 4.06(c) hereof), multiplied by the amount of cash received per share of Common Stock by holders of Common Stock in such transaction and (ii) the Issuer will satisfy any such conversion obligation by paying such amount of cash to converting Holders on the third Business Day immediately following the Conversion Date.

(c) The Issuer shall not become a party to any transaction described under Section 4.07(a) hereof unless its terms are consistent with this Section 4.07. The provisions of this Section 4.07 shall similarly apply to successive transactions of the type described in Section 4.07(a) hereof.

(d) Prior Notice. The Issuer will notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the weighted average described in Section 4.07(b)(1) hereof as soon as practicable after such determination is made.

Section 4.08 Responsibility of Trustee; Status of Shares.

(a) The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine or calculate the Conversion Rate, to determine whether any facts exist which may require any adjustment of the Conversion Rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and the Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Issuer to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Issuer contained in this Article 4. The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Conversion Agent and as Bid Solicitation Agent.

(b) The Issuer covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Issuer and free from all taxes, liens and charges with respect to the issue thereof. The Issuer covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Issuer will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be. The Issuer further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Issuer will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

ARTICLE 5

SUCCESSORS

Section 5.01 Consolidation, Merger and Sale of Assets.

The Issuer will not, directly or indirectly (i) consolidate with or merge with or into another Person or (ii) sell, transfer, lease, convey or otherwise dispose of all or substantially all of the Issuer’s and its Subsidiaries’ properties or assets to, another Person (including pursuant to a statutory arrangement), whether in a single transaction or a series of related transactions, unless:

(1) either:

(A) the Issuer is the surviving entity; or

(B) the Person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes all of the Issuer’s obligations, as the case may be, under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(2) immediately after giving effect to such transaction, no Event of Default, and no Default, shall have happened and be continuing.

Section 5.02 Successor Substituted.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor Person formed by the consolidation or with or into which the Issuer is merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, the Issuer under this Indenture, and the predecessor shall, except in the case of lease, be released from all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default” with respect to the Notes:

(1) default in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any Note when due and payable at its Stated Maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Issuer to satisfy its conversion obligations upon the exercise of a Holder’s conversion right;

(4) failure by the Issuer to give a Fundamental Change Notice or notice of a corporate transaction described under Section 4.01(b)(3) or Section 4.01(b)(4) hereof, in each case when due;

(5) failure by the Issuer to comply with its obligations under Article 5 hereof;

(6) failure by the Issuer for 60 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding voting as a single class has been received to comply with any of the Issuer’s other agreements contained in the Notes or Indenture;

(7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries or group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of the Guarantors), whether such indebtedness or Guarantee now exists or is created after the date of the Initial Issuance Date (but excluding indebtedness owing to the Issuer or a Guarantor), if that default:

(A) is caused by a failure to pay principal on such indebtedness prior to the expiration of the grace period provided in such indebtedness following the Stated Maturity of such indebtedness (a “Payment Default”); or

(B) results in the acceleration of such indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $200 million (or the foreign currency equivalent) or more;

(8) failure by the Issuer or any of its Significant Subsidiaries, or any group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $200 million (or the foreign currency equivalent) (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(9) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary or group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary is held in any final and nonappealable judgment or decree to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such default continues for 10 days after receipt of the notice pursuant to Section 6.02 hereof; or

(10) the Issuer or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; or

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any of its Guarantors that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Issuer or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Guarantors that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Issuer or any of its Guarantors that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(b) Subject to Section 6.01(c) hereof, the Issuer and, to the extent required by the TIA, each Guarantor, if any, will deliver to the Trustee, within 120 calendar days after the end of each fiscal year of the Issuer ending after the Initial Issuance Date, a certificate signed by the principal executive officer, principal financial officer, principal accounting officer or treasurer of the Issuer or such Guarantor stating whether or not to the knowledge of such person after due inquiry the Issuer or such Guarantor is in default in the performance and observance of any of the terms, provisions, and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuer or such Guarantor is in default, specifying all such defaults and the nature and status thereof of which such person may have such knowledge. The Company or such Guarantor shall deliver to the Trustee, as soon as possible and in any event within five days after the Company or such Guarantor becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or Default and the action which the Company or such Guarantor proposes to take with respect thereto.

(c) Notwithstanding Section 6.01(b) hereof, the Issuer shall deliver to the Trustee, within 30 calendar days after the occurrence thereof, written notice of any events which would constitute Defaults under Sections 6.01(a)(10) and 6.01(a)(11) hereof, their status and what action the Issuer is taking or proposing to take in respect thereof.

Section 6.02 Acceleration.

(a) In the case of an Event of Default specified in clause (10) or (11) of Section 6.01 hereof, with respect to the Issuer, any Guarantor of the Issuer that is a Significant Subsidiary or any group of Guarantors of the Issuer that, taken as a whole, would constitute a Significant Subsidiary, 100% of the principal amount of and accrued and unpaid interest, if any, on the Notes will automatically become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration of acceleration, such principal of and accrued and unpaid interest, if any, will be due and payable immediately.

(b) [Reserved.]

(c) Notwithstanding any provision of this Indenture to the contrary, to the extent the Issuer elects, for the first 150 days immediately following an Event of Default relating to (i) failure by the Issuer to file with the Trustee pursuant to Section 314(a)(1) of the TIA any documents or reports that it is required to file with the Commission pursuant to Section 13 or

15(d) of the Exchange Act or (ii) failure by the Issuer to comply with its obligations as set forth in Section 14.04 of the Base Indenture, the sole remedy for such Event of Default will consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.50% per annum of the principal amount of the Notes outstanding for each day during the 150-day period on which such Event of Default is continuing beginning on, and including, the date on which such an Event of Default first occurs. If the Issuer so elects, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. In no event will additional interest accrue at a rate per annum in excess of 0.50% pursuant to this Indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. On the 151st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 151st day), the Notes will be subject to acceleration as provided in Section 6.02(a) hereof. This Section 6.02(c) will not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event the Issuer does not elect to pay the additional interest following an Event of Default in accordance with this Section 6.02(c) or elects to make such payment but does not pay the additional interest when due, the Notes will be immediately subject to acceleration as provided in Section 6.02(a) hereof.

In order to elect to pay the additional interest as the sole remedy during the first 150 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with this Section 6.02(c), the Issuer must notify the Holders, the Trustee and the Paying Agent of such election prior to the beginning of such 150-day period. In the event the Issuer fails to timely give such notice, the Notes will be subject to acceleration as provided in Section 6.02(a) hereof.

(d) In the event of any Event of Default specified in clause (7) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the indebtedness or Guarantee that is the basis for such Event of Default has been discharged or (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes pursuant to this Section 6.02 be annulled, waived or rescinded upon the happening of any such events.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults; Rescission of Acceleration.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive all past Defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of the principal of and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no Holder may pursue a remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders have offered and, if requested, provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Solely with respect to the Notes, the word “reasonably” shall be inserted immediately prior to the word “satisfactory” in Section 6.02(d) of the Base Indenture.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Each Holder shall have the right to receive payment or delivery, as the case may be, of:

(a) the principal (including the Fundamental Change Purchase Price, if applicable) of;

(b) accrued and unpaid interest, if any, on; and

(c) the consideration due upon conversion of,

its Notes, on or after the respective due dates expressed or provided in this Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal (including the Fundamental Change Purchase Price, if applicable) of, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.07 of the Base Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 6.07 of the Base Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal (including the Fundamental Change Purchase Price, if applicable) and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal (including the Fundamental Change Purchase Price, if applicable) and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a special record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE 7

AMENDMENT, SUPPLEMENT AND WAIVER

Section 7.01 Without Consent of Holders of Notes.

Notwithstanding Section 7.02 hereof, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees without notice to or the consent of any Holder of Notes or Note Guarantees to:

(1) cure any ambiguity, defect, omission or inconsistency in this Indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any Holder in any material respect;

(2) evidence the assumption of the Issuer’s or a Guarantor’s obligations under this Indenture, the Notes and Note Guarantees by a successor upon a consolidation or merger by the Issuer or a Guarantor, as applicable, or the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s or a Guarantor’s property or assets, as applicable, and the corresponding release of the Issuer’s or such Guarantor’s obligations in accordance with this Indenture;

(3) evidence and provide for the acceptance of appointment by a successor trustee;

(4) provide for uncertificated Notes in addition to or in place of certificated Notes if required by applicable law;

(5) provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Initial Issuance Date;

(6) release Guarantors from the Guarantees in accordance with the terms of this Indenture;

(7) make adjustments in accordance with this Indenture to the provisions thereof governing the right to convert the Notes upon certain recapitalizations, reclassifications or changes in the Common Stock and certain consolidations, amalgamations, statutory arrangements, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s and its Subsidiaries’ property or assets, in each case, as contemplated by Section 4.07 hereof;

(8) secure the Issuer’s obligations in respect of the Notes;

(9) add Note Guarantees of obligations under the Notes;

(10) make any change that would provide any additional rights or benefits to the Holders and that does not adversely affect any such Holder;

(11) make provision with respect to adjustments to the Conversion Rate as required by this Indenture or to increase the Conversion Rate in accordance with this Indenture;

(12) conform this Indenture, the Notes or the Note Guarantees to the description of the Notes contained in the Prospectus Supplement, as supplemented by the Pricing Term Sheet;

(13) make any change that does not adversely affect the rights of any Holder; or

(14) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 6.02 of the Base Indenture, the Trustee will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 7.02 With Consent of Holders of Notes.

Except as provided in this Section 7.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded, or in the obligation to deliver the consideration due upon conversion of the Notes) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 6.02 of the Base Indenture, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of Notes under this Section 7.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 7.02 may not:

(1) change the Stated Maturity of the principal of, or the payment date of any installment of interest or any premium on, any Note;

(2) reduce the principal amount of, or any premium or interest on, any Note;

(3) change the place, manner or currency of payment of principal of, or any premium or interest on, any Note;

(4) impair the right of any Holder to receive any payment on, or with respect to, or upon the conversion of, any Note or to institute a suit for the enforcement of any payment on, or with respect to, or upon the conversion of, any Note;

(5) reduce the Fundamental Change Purchase Price of any Note or amend or modify, in a manner adverse to the Holders, the provisions of this Indenture relating to the right of the Holders to require the Issuer to purchase Notes upon the occurrence of a Fundamental Change whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) modify the ranking provisions of this Indenture in a manner adverse to the Holders;

(7) adversely affect the right of the Holders to convert their Notes in accordance with this Indenture;

(8) reduce the percentage in aggregate principal amount of outstanding Notes whose Holders must consent to a modification or amendment of this Indenture or the Notes;

(9) release any Guarantor that is a Wholly Owned Domestic Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(10) reduce the percentage in aggregate principal amount of outstanding Notes whose Holders must consent to a waiver of compliance with any provision of this Indenture or the Notes or a waiver of any Default or Event of Default; or

(11) modify the provisions of this Indenture with respect to modification and waiver (including waiver of a Default or Event of Default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected Holder.

Section 7.03 Compliance with Trust Indenture Act.

The Trustee, subject to the provisions of Section 6.01 and Section 6.02 of the Base Indenture, shall be entitled to receive and conclusively rely upon an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any amendment or supplement to this Indenture described in this Article 7 is permitted or authorized under and otherwise complies with the applicable provisions of this Indenture. Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 7.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

Section 7.05 Effect of Supplemental Indenture.

Upon the execution of any supplemental indenture pursuant to the provisions of this Article 7, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Issuer and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 7.06 Notice of Amendment.

After an amendment, supplement or waiver under Section 7.01 or Section 7.02 hereof becomes effective, the Issuer will mail to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 7.07 Notation on Notes in Respect of Supplemental Indentures.

Notes may bear a notation approved by the Trustee as to form (but not as to substance) as to any matter provided for by any amendment, supplement or waiver to this Indenture entered into pursuant to this Article 7. If the Issuer or the Trustee shall so determine, new Notes of any series so modified as to conform, in the opinion of the Trustee and the Board of Directors of the Issuer, to any modification of this Indenture contained in any such amendment, supplement or waiver to this Indenture may be prepared by the Issuer, authenticated by the Trustee and delivered in exchange for the Notes of such series then outstanding.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 7.08 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 7 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 15.06 of the Base Indenture, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 8

NOTE GUARANTEES

Section 8.01 Guarantee.

(a) Subject to this Article 8, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(1) the principal of, premium and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations (including, without limitation, the payment and/or delivery of the consideration due upon conversion of the Notes) of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid and/or otherwise satisfied, as the case may be, in full, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment and/or delivery or renewal of any Notes or any of such other obligations, that same will be promptly paid and/or otherwise satisfied, as the case may be, in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment and/or delivery, as the case may be, when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay and/or deliver, as the case may be, the same immediately. Each Guarantor agrees that this is a guarantee of payment and/or delivery, as the case may be, and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture to the extent permitted by law.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid and/or delivered, as the case may be, by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment and/or satisfaction, as the case may be, in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 8.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 8, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 8.03 Guarantors May Consolidate, etc., on Certain Terms.

Unless it is released from its Note Guarantee pursuant to Section 8.04 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture or accession agreement in form and substance reasonably satisfactory to the Trustee.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Article 5 hereof, and notwithstanding clauses (1) and (2) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

Section 8.04 Releases.

(a) The Note Guarantee of a Guarantor will be automatically released:

(1) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Guarantor (including by way of consolidation or merger) (other than to the Issuer or another Guarantor);

(2) in connection with any sale, disposition or transfer of all of the Capital Stock of that Guarantor to a Person (other than the Issuer or another Guarantor);

(3) upon satisfaction and discharge of this Indenture in accordance with Article 9 hereof; or

(4) upon the release of such Guarantors’ Triggering Guarantee (as defined in Section 8.05 hereof).

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 8.04 will remain liable for the full amount of principal of and interest and premium on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 8.

(b) Upon release of a Note Guarantee pursuant to Section 8.04(a) hereof, the Trustee shall promptly execute any documents reasonably requested by the Issuer or the applicable Guarantor in order to evidence the release of such Guarantor from its obligations under its Note Guarantee; provided that the Trustee shall not be obligated to execute or deliver any document evidencing the release of a Note Guarantee pursuant to Section 8.04(a) hereof unless the Issuer has delivered an Officers’ Certificate or an Opinion of Counsel to the effect that such release is in accordance with the provisions of this Indenture.

Section 8.05 Additional Note Guarantees.

If any Wholly Owned Domestic Subsidiary of the Issuer enters into a guarantee of the 9.75% Senior Notes (or, if at such time there is no indebtedness outstanding under the 9.75% Senior Notes, the 6.00% Senior Notes or, if there is no indebtedness then outstanding under the 9.75% Senior Notes or the 6.00% Senior Notes, the 6.25% Senior Notes or, if there is no indebtedness then outstanding under the 9.75% Senior Notes, the 6.00% Senior Notes or the 6.25% Senior Notes, the Credit Agreement) (each such guarantee, whether existing on the date of this Indenture or entered into hereafter, a “Triggering Guarantee”), such Wholly Owned Domestic Subsidiary will become a Guarantor and execute a supplemental indenture or accession agreement and deliver an Opinion of Counsel satisfactory to the Trustee within 30 days of the date on which it became a guarantor of the relevant other indebtedness.

ARTICLE 9

SATISFACTION AND DISCHARGE; NO LEGAL DEFEASANCE OR COVENANT DEFEASANCE

Section 9.01 Satisfaction and Discharge of this Indenture.

When (a) the Issuer shall deliver to the Securities Registrar for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether on the Maturity Date, on any Fundamental Change Purchase Date, upon conversion or otherwise) and the Issuer shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, an amount of cash, a number of shares of Common Stock, or a combination of cash and shares of Common Stock, if any, as the case may be (solely to settle amounts due with respect to outstanding conversions), sufficient to pay all amounts due on all of such Notes (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, accompanied, except in the event the Notes are due and payable solely in cash at the Maturity Date or upon an earlier Fundamental Change Purchase Date, by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee, and if the Issuer shall also pay and/or deliver or cause to be paid and/or delivered all other sums payable and/or amounts deliverable hereunder by the Issuer, then this Indenture shall cease to be of further effect (except as to (i) rights hereunder of Holders to receive all amounts owing upon the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (ii) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Issuer accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture; the Issuer, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee, including the fees and expenses of their counsel, and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Notes.

Section 9.02 Deposited Monies to Be Held in Trust by Trustee.

Subject to Section 9.04 hereof, all monies and shares of Common Stock, as the case may be, deposited with the Trustee pursuant to Section 9.01 hereof shall be held in trust for the sole benefit of the Holders of the Notes, and such monies and shares of Common Stock shall be applied by the Trustee to the payment and/or delivery, either directly or through any Paying Agent (including the Issuer if acting as its own Paying Agent), to the Holders of the particular Notes for the payment or settlement of which such monies or shares of Common Stock, or both, as the case may be, have been deposited with the Trustee, of all sums or amounts due and to become due thereon for principal, interest, if any, and/or the amounts due upon conversion, if any.

Section 9.03 Paying Agent to Repay Monies Held.

Upon the satisfaction and discharge of this Indenture, all monies and shares of Common Stock, as the case may be, then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Issuer, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies and shares of Common Stock, or both, as the case may be.

Section 9.04 Return of Unclaimed Monies.

If money and/or shares of Common Stock deposited with the Trustee, the Paying Agent or the Conversion Agent for the payment of principal (including the Fundamental Change Purchase Price) of, premium, if any, or accrued and unpaid interest on, the Notes, or in satisfaction of the Issuer’s obligation to pay or deliver, as the case may be, cash and/or shares of Common Stock due upon conversion of the Notes, remains unclaimed for two years, the Trustee and Paying Agent will pay and/or deliver, as the case may be, the money and/or shares of Common Stock back to the Issuer upon its written request; provided, however, that the Trustee and Paying Agent shall have the right to withhold paying or delivering, as the case may be, the money and/or shares of Common Stock back to the Issuer until the Trustee and/or the Paying Agent publish in a newspaper of general circulation in the City of New York, or mail to each Holder, a notice stating that the money and/or shares of Common Stock will be paid and/or delivered, as the case may be, back to the Issuer if unclaimed after a date no less than 30 days from the publication or mailing. After the Trustee or Paying Agent pays and/or delivers, as the case may be, the money and/or shares of Common Stock back to the Issuer, Holders entitled to the money and/or shares of Common Stock must look to the Issuer for payment as general creditors, subject to applicable law, and all liability of the Trustee and the Paying Agent with respect to the money and shares of Common Stock will cease.

Section 9.05 Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money or shares of Common Stock, or both, as the case may be, in accordance with Section 9.02 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.01 hereof until such time as the Trustee or the Paying Agent is permitted to apply all such money and shares of Common Stock in accordance with Section 9.02 hereof; provided, however, that if the Issuer makes any payment of interest on, principal of or payment or delivery due upon conversion in respect of any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or shares of Common Stock, if any, held by the Trustee or Paying Agent.

Section 9.06 No Sinking Fund.

No sinking fund is provided for the Notes.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Conflict of Any Provision of Indenture with Trust Indenture Act.

If and to the extent that any provision of this Indenture limits, qualifies or conflicts with another provision included in this Indenture by operation of Sections 310 to 317, inclusive, of the Trust Indenture Act (an “incorporated provision”), such incorporated provision shall control.

Section 10.02 Duplicate Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

Section 10.03 New York Law to Govern.

This Supplemental Indenture and the Notes shall each be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Section 10.04 No Adverse Interpretation of Other Agreements.

This Supplemental Indenture and the Base Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture or the Base Indenture.

Section 10.05 Successors and Assigns of Issuer Bound by Supplemental Indenture.

All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or in behalf of the Issuer shall bind their successors and assigns, whether so expressed or not. All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or in behalf of the Trustee shall bind their successors and assigns, whether so expressed or not.

Section 10.06 Severability.

If any provision of this Supplemental Indenture shall be held to be invalid, illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained herein.

Section 10.07 Effect of Headings.

The Article and Section headings in this Supplemental Indenture and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 10.08 Calculations in Respect of the Notes.

Except as otherwise provided in this Indenture, the Issuer and any agents the Issuer might appoint for that purpose are responsible for making all calculations called for under this Indenture and the Notes, including, but not limited to, the determination of the Trading Price of the Notes, the Closing Sale Price of the Common Stock, the Daily VWAPs, the amount of cash payable and/or the number of shares of Common Stock issuable upon conversion of the Notes and amounts of interest payable on the Notes and adjustments to the applicable Conversion Rate. The Issuer and its agents (other than the Trustee in any capacity it is appointed with regard to the Notes) shall make all calculations under this Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Issuer shall provide a copy of such calculations to the Trustee and the Conversion Agent as required hereunder or as requested by the Trustee and/or the Conversion Agent, and, absent such manifest error, each of the Trustee (in all its capacities with regard to the Notes) and the Conversion Agent shall be entitled to rely conclusively on the accuracy of any such calculation without independent verification. The Trustee will forward any calculations of the Issuer and its agents to any Holder upon request of that Holder.

Section 10.09 Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 16429

Bristol, Virginia 24209

Facsimile No.: (276) 628-3116

Attention: Office of General Counsel

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile No.: (212) 225-3999

Attention: Sandra L. Flow, Esq.

If to the Trustee:

Union Bank, N.A.

350 California Street, 11th Floor

San Francisco, California 94104

Facsimile No.: (415) 273-2492

Attention: James Myers

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of May 13, 2013.

ALPHA NATURAL RESOURCES, INC.

By:	/s/ Vaughn R. Groves
Name:	Vaughn R. Groves
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Supplemental Indenture No. 4]

A. T. MASSEY COAL COMPANY, INC.
ALEX ENERGY, INC. ALLIANCE COAL CORPORATION
ALPHA AMERICAN COAL COMPANY, LLC
ALPHA AMERICAN COAL HOLDING, LLC ALPHA APPALACHIA SERVICES, INC.
ALPHA COAL RESOURCES COMPANY, LLC
ALPHA COAL SALES CO., LLC ALPHA COAL WEST, INC.
ALPHA ENERGY SALES, LLC ALPHA EUROPEAN SALES, INC. ALPHA GAS AND OIL COMPANY ALPHA INDIA, LLC
ALPHA LAND AND RESERVES, LLC
ALPHA MIDWEST HOLDING COMPANY
ALPHA PA COAL TERMINAL, LLC
ALPHA SHIPPING AND CHARTERING, LLC ALPHA TERMINAL COMPANY, LLC ALPHA WYOMING LAND COMPANY, LLC
AMFIRE, LLC
AMFIRE HOLDINGS, LLC

AMFIRE MINING COMPANY, LLC

APPALACHIA COAL SALES COMPANY, INC.

APPALACHIA HOLDING COMPANY

ARACOMA COAL COMPANY, INC.

AXIOM EXCAVATING AND GRADING SERVICES, LLC

BANDMILL COAL CORPORATION

BANDYTOWN COAL COMPANY

BARBARA HOLDINGS INC. BARNABUS LAND COMPANY BELFRY COAL CORPORATION BEN CREEK COAL COMPANY BIG BEAR MINING COMPANY
BLACK DOG COAL, LLC BLACK KING MINE DEVELOPMENT CO. BLACK MOUNTAIN RESOURCES LLC BOONE EAST DEVELOPMENT CO. BOONE ENERGY COMPANY BOONE WEST DEVELOPMENT CO.
BROOKS RUN MINING COMPANY, LLC
BUCHANAN ENERGY COMPANY, LLC BULL MOUNTAIN MINING CORPORATION
CALLAWAY LAND AND RESERVES, LLC
CASTLE GATE HOLDING COMPANY CENTRAL PENN ENERGY COMPANY, INC. CENTRAL WEST VIRGINIA ENERGY COMPANY

CERES LAND COMPANY
CLEAR FORK COAL COMPANY CLOVERLICK MANAGEMENT LLC
COAL GAS RECOVERY, LLC
COBRA NATURAL RESOURCES, LLC
CORAL ENERGY SERVICES, LLC CRYSTAL FUELS COMPANY CUMBERLAND EQUIPMENT CORPORATION CUMBERLAND RESOURCES CORPORATION DEHUE COAL COMPANY DELBARTON MINING COMPANY
DELTA MINE HOLDING COMPANY DEMETER LAND COMPANY
DICKENSON-RUSSELL COAL COMPANY, LLC
DICKENSON-RUSSELL LAND AND RESERVES, LLC DORCHESTER ASSOCIATES LLC DOUGLAS POCAHONTAS COAL CORPORATION DRIH CORPORATION
DRY SYSTEMS TECHNOLOGIES, INC. DUCHESS COAL COMPANY EAGLE ENERGY, INC. ELK RUN COAL COMPANY, INC. EN ROUTE LLC
ENERGY DEVELOPMENT CORPORATION
ENTERPRISE LAND AND RESERVES, LLC
ENTERPRISE MINING COMPANY, LLC
ESPERANZA COAL CO., LLC FOGLESONG ENERGY COMPANY
FOUNDATION MINING, LLC FOUNDATION PA COAL COMPANY, LLC
FOUNDATION ROYALTY COMPANY
FREEPORT MINING, LLC
FREEPORT RESOURCES COMPANY, LLC GOALS COAL COMPANY
GREEN VALLEY COAL COMPANY GREYEAGLE COAL COMPANY HADEN FARMS, INC. HANNA LAND COMPANY, LLC HARLAN RECLAMATION SERVICES LLC HAZY RIDGE COAL COMPANY
HERNDON PROCESSING COMPANY, LLC HIGHLAND MINING COMPANY HOPKINS CREEK COAL COMPANY INDEPENDENCE COAL COMPANY, INC. JACKS BRANCH COAL COMPANY JAY CREEK HOLDING, LLC

JOBONER COAL COMPANY
JST LAND COMPANY JST MINING COMPANY JST RESOURCES LLC KANAWHA ENERGY COMPANY
KEPLER PROCESSING COMPANY, LLC
KINGSTON MINING, INC.
KINGSTON PROCESSING, INC.
KINGSTON RESOURCES, INC.
KINGWOOD MINING COMPANY, LLC KNOX CREEK COAL CORPORATION
LAUREL CREEK CO., INC. LAUREN LAND COMPANY LAXARE, INC.
LITWAR PROCESSING COMPANY, LLC LOGAN COUNTY MINE SERVICES, INC. LONG FORK COAL COMPANY LYNN BRANCH COAL COMPANY, INC. MAGGARD BRANCH COAL LLC MAJESTIC MINING, INC.
MAPLE MEADOW MINING COMPANY MARFORK COAL COMPANY, INC. MARTIN COUNTY COAL CORPORATION
MAXXIM REBUILD CO., LLC
MAXXIM SHARED SERVICES, LLC
MAXXUM CARBON RESOURCES, LLC
MCDOWELL-WYOMING COAL COMPANY, LLC MEADOW BRANCH COAL LLC MILL BRANCH COAL CORPORATION MOUNTAIN MANAGEMENT, INCORPORATED NEW MARKET LAND COMPANY NEW RIDGE MINING COMPANY NEW RIVER ENERGY CORPORATION
NEWEAGLE COAL SALES CORP.
NEWEAGLE DEVELOPMENT CORP.
NEWEAGLE INDUSTRIES, INC.
NEWEAGLE MINING CORP. NICCO CORPORATION
NICEWONDER CONTRACTING, INC. NICHOLAS ENERGY COMPANY NINE MILE SPUR LLC NORTH FORK COAL CORPORATION
ODELL PROCESSING INC. OMAR MINING COMPANY
PALLADIAN LIME, LLC
PARAMONT COAL COMPANY VIRGINIA, LLC

PAYNTER BRANCH MINING, INC.
PEERLESS EAGLE COAL CO.
PENNSYLVANIA LAND HOLDINGS COMPANY, LLC
PENNSYLVANIA SERVICES CORPORATION PERFORMANCE COAL COMPANY PETER CAVE MINING COMPANY PIGEON CREEK PROCESSING CORPORATION PILGRIM MINING COMPANY, INC.
PIONEER FUEL CORPORATION
PIONEER MINING, INC.
PLATEAU MINING CORPORATION POWELL RIVER RESOURCES CORPORATION POWER MOUNTAIN COAL COMPANY
PREMIUM ENERGY, LLC RAVEN RESOURCES, INC. RAWL SALES & PROCESSING CO.
RED ASH SALES COMPANY, INC. RESOURCE DEVELOPMENT LLC RESOURCE LAND COMPANY LLC
RIVER PROCESSING CORPORATION
RIVEREAGLE CORP.
RIVERSIDE ENERGY COMPANY, LLC
RIVERTON COAL PRODUCTION INC.
RIVERTON COAL SALES, INC. ROAD FORK DEVELOPMENT COMPANY, INC. ROBINSON-PHILLIPS COAL COMPANY
ROCKSPRING DEVELOPMENT, INC. RODA RESOURCES LLC ROSTRAVER ENERGY COMPANY

RUHRKOHLE TRADING CORPORATION

RUM CREEK COAL SALES, INC.

RUSSELL FORK COAL COMPANY

SC COAL CORPORATION

SCARLET DEVELOPMENT COMPANY

SHANNON-POCAHONTAS COAL CORPORATION

SHENANDOAH CAPITAL MANAGEMENT CORP.

SIDNEY COAL COMPANY, INC.

SIMMONS FORK MINING, INC.
SOLOMONS MINING COMPANY SPARTAN MINING COMPANY STILLHOUSE MINING LLC STIRRAT COAL COMPANY STONE MINING COMPANY SUPPORT MINING COMPANY SYCAMORE FUELS, INC. T. C. H. COAL CO.

TALON LOADOUT COMPANY
TENNESSEE CONSOLIDATED COAL COMPANY TENNESSEE ENERGY CORP. TOWN CREEK COAL COMPANY TRACE CREEK COAL COMPANY TUCSON LIMITED LIABILITY COMPANY
TWIN STAR MINING, INC. VANTAGE MINING COMPANY
VIRGINIA ENERGY COMPANY, LLC
WABASH MINE HOLDING COMPANY
WARRICK HOLDING COMPANY WEST KENTUCKY ENERGY COMPANY WHITE BUCK COAL COMPANY
WHITE FLAME ENERGY, INC. WILLIAMS MOUNTAIN COAL COMPANY WINIFREDE COAL CORPORATION WYOMAC COAL COMPANY, INC.,

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: Vice President and Secretary

ALPHA APPALACHIA HOLDINGS, INC. ALPHA NATURAL RESOURCES, LLC ALPHA NATURAL RESOURCES SERVICES, LLC

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: Executive Vice President, General Counsel and Secretary

ALPHA NATURAL RESOURCES INTERNATIONAL, LLC

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: Executive Vice President and Secretary

ALPHA AUSTRALIA, LLC ALPHA AUSTRALIA SERVICES, LLC

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: Vice President

AMFIRE WV, L.P.
By:	AMFIRE Holdings, LLC, as General Partner

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: Vice President and Secretary

CUMBERLAND COAL RESOURCES, LP
By:	Pennsylvania Services Corporation, as General Partner

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: Vice President and Secretary

EMERALD COAL RESOURCES, LP
By:	Pennsylvania Services Corporation, as General Partner

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: Vice President and Secretary

ALPHA SUB FIVE, LLC ALPHA SUB FOUR, LLC ALPHA SUB ONE, LLC ALPHA SUB THREE, LLC ALPHA SUB TWO, LLC

By:	/s/ Vaughn R. Groves
Name: Vaughn R. Groves Title: President, Manager and Secretary

UNION BANK, N.A.

By:	/s/ James Myers
Name: Title:	James Myers Vice President

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Form of Face of Note]

CUSIP/ISIN 02076XAE2/US02076XAE22

ALPHA NATURAL RESOURCES, INC.

3.75% Convertible Senior Notes due 2017

No.	$

ALPHA NATURAL RESOURCES, INC., a Delaware corporation, for value received, promises to pay to Cede & Co., or registered assigns, the principal sum as set forth in the “Schedule of Exchanges of Interests in the Global Note” attached hereto, as adjusted from time to time, in accordance with the rules and procedures of the Depositary on December 15, 2017.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

Ex A-1

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

ALPHA NATURAL RESOURCES, INC.

By:
Name: Title:

Ex A-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

Union Bank, N.A., as Trustee

By:
Authorized Signatory

Ex A-3

[Form of Reverse of Note]

3.75% Convertible Senior Notes due 2017

Capitalized terms used herein have the meanings assigned to them in this Indenture referred to below unless otherwise indicated.

(1) INTEREST. Alpha Natural Resources, Inc., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 3.75% per annum from             until the Maturity Date. The Issuer will pay interest semi-annually in arrears on each Interest Payment Date. Interest on the Notes will accrue from, and including, the most recent date to which interest has been paid or, if no interest has been paid, from, and including, May 13, 2013, to, but excluding, the next Interest Payment Date or Maturity Date, as the case may be. The first Interest Payment Date shall be December 15, 2013. Payments of the Fundamental Change Purchase Price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date to the extent that payment of such interest is lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) GUARANTEES. The Notes shall be guaranteed by the Guarantors pursuant to the terms and conditions set forth in Article 8 of the Supplemental Indenture.

(3) MATURITY. The Stated Maturity for the payment of principal on the Notes will be December 15, 2017.

(4) METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 and December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.10 of the Supplemental Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes, including principal, the Fundamental Change Purchase Price, if applicable, and interest shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer will make all payments in respect of a Physical Note (including principal, the Fundamental Change Purchase Price, if applicable, and interest), at the office of each Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(5) PAYING AGENT, SECURITIES REGISTRAR AND CONVERSION AGENT. Initially, Union Bank, N.A., the Trustee under this Indenture, will act as Paying Agent, Securities Registrar and Conversion Agent. The Issuer may change any Paying Agent, Securities Registrar or Conversion Agent without notice to any Holder. The Issuer or any of its Subsidiaries may act in any such capacity.

Ex A-4

(6) INDENTURE. The Issuer issued the Notes under an indenture dated as of June 1, 2011 (the “Base Indenture”) between the Issuer and the Trustee, as supplemented by supplemental indenture No. 4 (the “Supplemental Indenture”), dated as of May 13, 2013, between the Issuer, the guarantors party thereto and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in this Indenture and those made part of this Indenture by reference to the TIA as amended and in effect from time to time. Terms defined in this Indenture and not defined herein have the meanings ascribed thereto in this Indenture. The Notes are subject to all the terms and provisions of this Indenture, and Holders are referred to this Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(7) NO OPTIONAL REDEMPTION. The Notes are not redeemable at the Issuer’s option prior to maturity.

(8) REPURCHASE AT THE OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE. Subject to the terms and conditions of this Indenture, in the event of a Fundamental Change, each Holder of the Notes shall have the right, at the Holder’s option, to require the Company to repurchase such Holder’s Notes including any portion thereof which is $1,000 in principal amount or any integral multiple thereof on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price. On or before the 10th Business Day after the occurrence of a Fundamental Change, the Issuer shall provide to all Holders of the Notes, the Trustee and the Paying Agent (in the case of any Paying Agent other than the Trustee) a Fundamental Change Notice setting forth the information required by the Indenture.

(9) CONVERSION. Subject to the provisions of this Indenture, the Holder hereof has the right, at its option, during periods specified in the Indenture and upon the occurrence of certain conditions specified in this Indenture, prior to the Close of Business on the Business Day immediately preceding the Stated Maturity for the payment of principal on the Notes, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into cash, shares of Common Stock or a combination thereof, as set forth in this Indenture at the Conversion Rate, initially 99.0589 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment from time to time as provided in this Indenture.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in this Indenture. The Securities Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by this Indenture. The Issuer or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Note surrendered for conversion or for which a Fundamental Change Purchase Notice has been delivered, and not withdrawn, in accordance with this Indenture, except the unpurchased portion of Notes being purchased in part.

Ex A-5

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(12) CONSOLIDATION, MERGER OR SALE OF ASSETS. The Issuer will not, directly or indirectly: (i) consolidate with or merge with or into another Person or (ii) sell, transfer, lease, convey or otherwise dispose of all or substantially all of the Issuer’s and its Subsidiaries’ properties or assets to, another Person (including pursuant to a statutory arrangement), whether in a single transaction or a series of related transactions, unless it complies with Article 5 of the Supplemental Indenture.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. This Indenture contains provisions permitting the Issuer, the Guarantors and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in this Indenture provided, to execute supplemental indentures modifying the terms of this Indenture and the Notes as described therein. It is also provided in this Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under this Indenture and its consequences.

(14) DEFAULTS AND REMEDIES. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may, except under the conditions specified in Section 6.02(c) of the Indenture, declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium or additional interest, if any, on, or the principal of, the Notes or a Default or Event of Default in the Issuer’s obligations to deliver the consideration due upon conversion of the Notes. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and the Issuer is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(15) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

Ex A-6

(16) NO RECOURSE AGAINST OTHERS. A director, manager, officer, employee, incorporator, member or stockholder of the Issuer or any of the Guarantors, as such, will not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(17) AUTHENTICATION. This Note shall be valid if authenticated by the manual or facsimile signature of the Trustee.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GOVERNING LAW. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE SUPPLEMENTAL INDENTURE, THIS NOTE AND THE NOTE GUARANTEES.

The Issuer will furnish to any Holder upon written request and without charge a copy of this Indenture. Requests may be made to:

Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 16429

Bristol, Virginia 24209

Attention: Vaughn R. Groves, Esq.

Ex A-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                         (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Ex A-8

CONVERSION NOTICE

To convert this Note in accordance with this Indenture, check the box: ☐

To convert only part of this Note, state the principal amount to be converted (must be in multiples of $1,000):

$

If you want the stock certificate representing the shares of Common Stock, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

Ex A-9

FUNDAMENTAL CHANGE PURCHASE NOTICE

Certificate No. of Note:

If you want to elect to have this Note purchased by the Issuer pursuant to Section 3.01 of the Supplemental Indenture, check the box: ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.01 of the Supplemental Indenture, as applicable, state the principal amount to be so purchased by the Company:

$

(in an integral multiple of $1,000)

Date:	Signature(s)

(Sign exactly as your name(s) appear(s) on the other side of this Note)
Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

Ex A-10

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial principal amount of this Global Note is             DOLLARS ($[            ]). The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

Ex A-11

EXHIBIT B

Any Global Note authenticated and delivered hereunder shall bear a legend in substantially the following form:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE ISSUER, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Ex B-1

SCHEDULE A

ADDITIONAL SHARES

	Number of Additional Shares (per $1,000 principal amount of Notes)
	Applicable Price
Effective Date	$6.73	$8.00	$10.00	$10.10	$12.00	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00	$40.00	$50.00
May 13, 2013	49.5295	36.5744	23.6519	23.1847	16.3228	11.8256	8.8927	6.8834	5.4497	3.2556	2.0625	0.8723	0.3386
December 15, 2013	49.5295	35.4697	22.4215	21.9547	15.1591	10.7923	8.0007	6.1233	4.8055	2.8304	1.7784	0.7408	0.2788
December 15, 2014	49.5295	33.2485	19.8967	19.4302	12.7777	8.7019	6.2232	4.6330	3.5628	2.0395	1.2653	0.5129	0.1764
December 15, 2015	49.5295	30.6138	16.6774	16.2077	9.7354	6.0887	4.0689	2.8861	2.1521	1.2014	0.7487	0.2998	0.0866
December 15, 2016	49.5295	27.4679	12.1510	11.6680	5.4930	2.6617	1.4523	0.9148	0.6547	0.3834	0.2551	0.1045	0.0158
December 15, 2017	49.5295	25.9411	0.9411	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Sch A-1